EXHIBIT 5.1

May 7, 2004

Board of Directors

Partners Trust Financial Group, Inc.

233 Genesee Street

Utica, New York 13501

Dear Ladies and Gentlemen:

We are acting as special counsel to Partners Trust Financial Group, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4 (SEC File No. 113159), as amended (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the proposed offering of up to: (a) 21,606,501 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.0001 per share, to shareholders of Partners Trust Financial Group, Inc., a federal corporation (“Old Partners”); and (b) 22,927,331 shares (the “Acquisition Shares” and, together with the Conversion Shares, the “Shares”) of the Company’s common stock, par value $0.0001 per share, to shareholders of BSB Bancorp, Inc., a Delaware corporation (“BSB”). The Conversion Shares are being offered in connection with the conversion (the “Conversion”) of Partners Trust, MHC (“MHC”) from the mutual to stock form of organization as contemplated by the terms of the Plan of Conversion and Reorganization of the MHC, dated December 23, 2003, as amended (the “Plan”). The Acquisition Shares are being offered in connection with the merger (the “Merger”) of BSB with and into the Company, as contemplated by the terms of the Agreement and Plan of Merger by and among the Company, BSB, MHC, SBU Bank, and Old Partners, dated as of December 23, 2003 (the “Merger Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on April 15, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

4.	A copy of the Plan, as certified by the Secretary of the Company.

5.	An executed copy of the Merger Agreement.

6.	Resolutions of the Board of Directors of the Company adopted on December 22, 2003, and resolutions of the Special Committee of the Board of Directors adopted on December 23, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance of the Shares and arrangements in connection therewith.

7.	Resolutions of the sole stockholder of the Company adopted by unanimous written consent on February 24, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance of the Shares and arrangements in connection therewith.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors

Partners Trust Financial Group, Inc.

May 7, 2004

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) following effectiveness of the Registration Statement, effectiveness of the Conversion under the rules and regulations of the Office of Thrift Supervision and issuance of the Conversion Shares in accordance with the terms of the Plan, the Conversion Shares will be validly issued, fully paid and nonassessable; and

(b) following effectiveness of the Registration Statement, effectiveness of the Merger under Delaware law, and issuance of the Acquisition Shares in accordance with the terms of the Merger Agreement, the Acquisition Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/    HOGAN & HARTSON L.L.P.